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                                                                    Exhibit 99.1

                                                   [GRAPHIC OMITTED]
FOR IMMEDIATE RELEASE

CONTACT:   Hanover Direct, Inc                        MWW Group
           Charles E. Blue                            Rich Tauberman
           S.V.P. & Chief Financial Officer           Tel: (201) 507-9500
           Tel: (201) 272-3389


            HANOVER DIRECT ANNOUNCES APPOINTMENT OF GENERAL COUNSEL,
          DELISITING FROM AMERICAN STOCK EXCHANGE, TRADING ON THE PINK
                         SHEETS AND INFORMAL SEC INQUIRY

EDGEWATER, NJ, February 4, 2005 - Hanover Direct, Inc. (PINK SHEETS: HNVD) announced that it had appointed Daniel J. Barsky as Senior Vice President and General Counsel effective January 31, 2005. Prior to joining the Company, Mr. Barsky was an independent legal consultant. Previously, he served as General Counsel to Directrix, Inc. from 2001 to 2003, Executive Vice President, General Counsel and Secretary to American Interactive Media, Inc. from 1999 to 2001 and Executive Vice President, General Counsel and Secretary to Spice Entertainment Companies, Inc. from 1994 to 1999. Prior to joining Spice, Mr. Barsky was a partner in the law firm of Dornbush Mensch Mandelstam & Schaeffer.

Mr. Barsky attended George Washington University where he earned a B.B.A. in Finance in 1977. He earned his J.D. from University of Miami Law School in 1981 and his L.LM in Taxation from New York University in 1982.

As previously reported, on February 4, 2005 the American Stock Exchange filed an application with the Securities and Exchange Commission to remove the Company's common stock from listing and registration on the Exchange effective on February 16, 2005. The Exchange had previously halted trading in the Company's common stock on November 16, 2004 and formally suspended trading on February 2, 2005. Current trading information about the Company's common stock can be obtained from the Pink Sheets (www.pinksheets.com) under the trading symbol HNVD.

The Company also announced that it was notified by the Securities and Exchange Commission that it is conducting an informal inquiry relating to the Company's financial results and financial reporting since 1998. The Commission stated in its letter to the Company that the inquiry should not be construed as an indication by the Commission that there has been any violation of the federal securities laws. The Company is cooperating fully with the Commission in connection with the inquiry.


About Hanover Direct, Inc.


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Hanover Direct, Inc. (PINK SHEETS: HNVD) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. The Company's catalog and Internet portfolio of home fashions, apparel and gift brands include Domestications, The Company Store, Company Kids, Silhouettes, International Male, Scandia Down, and Gump's By Mail. The Company owns Gump's, a retail store based in San Francisco. Each brand can be accessed on the Internet individually by name. Keystone Internet Services, LLC (www.keystoneinternet.com), the Company's third party fulfillment operation, also provides the logistical, IT and fulfillment needs of the Company's catalogs and web sites. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.

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